Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on May 20, 2009, by and between Francis J. Martin (the “Executive”) and NMT Medical, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company wishes to employ the Executive as the President and Chief Executive Officer of the Company under the terms and conditions set forth below; and

WHEREAS, the Executive wishes to accept such employment under those terms and conditions;

NOW, THEREFORE, in consideration of the provisions and mutual covenants contained in this Agreement and for other good and valuable consideration, the Parties agree as follows:

1.	TERM OF EMPLOYMENT.

The Company agrees to employ the Executive, and the Executive agrees to serve, on the terms and conditions of this Agreement, for a period commencing as of April 14, 2009 and ending on April 13, 2010, or such shorter period as may be provided for herein, and such term shall be automatically extended by successive additional one-year terms in the event that the Company fails to provide written notice of non-renewal of the Agreement to the Executive in accordance with Section 24 not later than 180 days prior to the expiration of the then-current employment term (each an “Extension”). The employment term described above, including any Extension, is hereinafter referred to as the “Employment Term”.

2.	POSITION, DUTIES, RESPONSIBILITIES.

During the Employment Term, the Executive shall serve as President and Chief Executive Officer of the Company. In such capacity, the Executive shall report to the Board of Directors of the Company (the “Board of Directors”) and shall perform such duties and have such responsibilities of an executive nature as are set forth in the Company’s Amended and Restated By-Laws, as amended from time to time (the “By-Laws”), and as are customarily performed by a person holding such office, it being recognized that the Executive’s specific duties and responsibilities, consistent with his titles hereunder, may be changed by the Board of Directors from time to time consistent with those overall duties customarily performed by a person holding such office. The Executive shall devote his full business time and attention to the performance of his duties under this Agreement; provided, however, that the Executive shall be permitted to serve as a director on up to two boards of directors in addition to the Board of Directors. In addition, during the Employment Term, the Executive shall serve without additional compensation as a director of the Company and on any committees of the Board of Directors, if requested, subject to the terms of the By-Laws and to the approval of the stockholders of the Company to the extent required by applicable law and the By-Laws.

3.	BASE SALARY.

During the Employment Term and effective as of April 14, 2009, the Executive shall be paid base salary at the annualized rate of $260,000 (“Salary”), subject to deductions for income taxes, social security, state payroll and unemployment and all other legally required or authorized deductions and withholding. The Executive’s Salary shall be payable in accordance with the Company’s standard payroll practice. The Joint Compensation and Options Committee of the Board of Directors (the “Compensation Committee”) shall review and establish the Executive’s Salary at least on an annual basis.

4.	STOCK OPTIONS.

(a) On the date of this Agreement, the Executive shall be granted two stock options. One such option (the “Initial Option”) will be a stock option to purchase 60,000 shares of common stock, par value $.001 per share, of the Company (the “Common Stock”), under either the Company’s 2001 Stock Incentive Plan, as amended (the “2001 Plan”), or the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”) and subject to the terms of the applicable plan and related option agreement between the Executive and the Company. The exercise price for the Initial Option shall be the closing sale price of the Common Stock on the date of grant, as specified in the 2001 Plan or 2007 Plan, as applicable. This option shall, to the maximum extent permissible under Section 422 of the Internal Revenue Code of 1986 (the “Code”), as amended, constitute an incentive stock option, with any balance of such option to be treated as a non-statutory stock option. The Initial Option shall vest in 48 equal monthly installments on each monthly anniversary of the date of grant. The Initial Option shall have a term of ten (10) years from the date of grant, subject to the terms of the applicable plan and related option agreement and Sections 13 and 15 of this Agreement. Notwithstanding the foregoing, the Initial Option shall become immediately exercisable in the event of a Change of Control of the Company or the termination of the Executive’s employment without cause pursuant to Section 13. For purposes of this Agreement, a “Change of Control of the Company” shall be deemed to have occurred only upon (a) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property, (b) any exchange of all or substantially all shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction, or (c) sale or other disposition of all or substantially all of the assets of the Company.

(b) The second stock option (the “Performance Option,” and together with the Initial Option, the “Options”) to be granted to the Executive on the date of this Agreement will be a stock option to purchase 120,000 shares of Common Stock, under either the 2001 Plan or 2007 Plan and subject to the terms of the applicable plan and related option agreement between the Executive and the Company. The exercise price for one-half of the Performance Option shall be $4.50 per share, and the exercise price for the remaining one-half of the Performance Option shall be $9.00 per share, and such option shall be reflected in the Company’s form of option agreement. The Performance Option shall, to the maximum extent permissible under the Code, as amended, constitute an incentive stock option, with any balance of such option to be treated as non-statutory stock options. The Performance Option shall have a term of ten (10) years from the date of grant, subject to the terms of the applicable plan and related option agreement and Sections 13 and 15 of this Agreement. Notwithstanding the foregoing, the Initial Option shall become immediately exercisable in the event of a Change of Control of the Company or the termination of the Executive’s employment without cause pursuant to Section 13.

5.	Annual Bonus.

Commencing with the Company’s fiscal year ended December 31, 2009, after the completion of the Company’s fiscal year and as soon as the Company’s financial information required to be included in its Annual Report on Form 10-K for such fiscal year is available, but in no event later than 90 days after the end of such fiscal year, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in an amount of up to $25,000 in cash, with the exact amount of such Annual Bonus, if any, to be determined by the Board of Directors, in its sole discretion, after consultation with the Compensation Committee and/or the Executive, as the Board of Directors deems appropriate, on an annual basis. In the event that the Board of Directors determines that the Executive is entitled to the Annual Bonus for a given fiscal year, then the Executive shall be paid the Annual Bonus not later than the date on which the Company files its Annual Report on Form 10-K for such fiscal year, but in no event later than two and a half months following the end of such fiscal year.

6.	EMPLOYEE BENEFITS.

(a)        Benefit Programs. During the Employment Term, the Company shall provide the Executive and eligible family members with medical, dental, and disability insurance and such other benefits and perquisites as are provided in the Company’s applicable plans and programs to its employees generally; provided, that the Executive meets the qualifications therefor (“Benefits”).

(b)        Vacation. During each twelve month period of the Employment Term, the Executive shall be entitled to four weeks of vacation; provided, however, that any vacation time not taken during any year shall be forfeited. The Executive shall also be entitled to all paid holidays given by the Company to its officers and employees.

(c)        Car Expenses. The Company will provide a monthly automobile allowance of $750, which amount shall be paid to the Executive pursuant to the Company’s standard payroll practices.

(d)        Continued Benefits. In the event the Employment Term is terminated due to Disability (as defined below) pursuant to Section 12, due to the termination of the Executive by the Company without Cause (as defined below) pursuant to Section 13 or by the Executive without cause pursuant to Section 15, normal employee medical and dental insurance benefits shall be continued on an insured basis for the Executive and eligible family members for a period of 12 months following the month in which the Termination Date (as defined below) occurs.

7.	REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE.

The Executive represents and warrants to the Company that the Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder.

8.	NON-COMPETITION; NON-SOLICITATION.

In view of the unique and valuable services it is expected Executive will render to the Company, Executive’s knowledge of the customers, trade secrets, and other proprietary information relating to the business of the Company and its customers and suppliers and similar knowledge regarding the Company it is expected Executive will obtain, and in consideration of the compensation to be received hereunder, Executive agrees that he will not, during the period he is employed by the Company under this Agreement or otherwise, and for a period of one year after he ceases to be employed by the Company under this Agreement or otherwise, compete with or be engaged in, or Participate In (as defined below) any other business or organization (which shall not include a university, hospital, or other non-profit organization) which during such one year period is or as a result of the Executive’s engagement or participation would become competitive with the Company’s business of designing, developing, manufacturing, marketing and selling medical devices designed to address cardiac structural defects that are being designed, developed, manufactured, marketed or sold by the Company up to the time of such cessation; provided, however, that the provisions of this Section 8 shall not be deemed breached merely because the Executive owns less than 1% of the outstanding capital stock of a corporation, if, at the time of its acquisition by the Executive such stock is listed on a national securities exchange. The term “Participate In” shall mean: “directly or indirectly, for his own benefit or for, with or through any other person (including the Executive’s immediate family), firm or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in.”

The Executive will not, directly or indirectly, solicit or interfere with, or endeavor to entice away from the Company any of its suppliers, customers or employees within a period of one year after the date of termination of the Executive’s employment (the “Termination Date”). The Executive will not directly or indirectly employ any person who was an employee of the Company within a period of one year after such person leaves the employ of the Company.

If any restriction contained in this Section 8 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

9.	INTELLECTUAL PROPERTY RIGHTS.

Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs and processes which the Executive during the period he is employed by the Company under this Agreement or otherwise may acquire, conceive of or develop, either alone or in conjunction with others, utilizing the time, material, facilities or information of the Company (“Inventions”) shall belong to the Company; as soon as the Executive owns, conceives of, or develops any Invention, he agrees immediately to communicate such fact in writing to the Board of Directors, and without further compensation, but at the Company’s expense, forthwith upon request of the Company, the Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order (a) to vest in the Company all of the Executive’s right, title and interest in and to such Inventions, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances and (b), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine.

10.	NONDISCLOSURE.

The Employee Nondisclosure Agreement dated as of April 14, 2009, between the Company and the Executive shall remain in full force and effect.

11.	INJUNCTIVE RELIEF.

Because a breach of the provisions of any of Section 8, Section 9 and Section 10 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith. The Executive agrees that the provisions of each of Section 8, Section 9 and Section 10 are necessary and reasonable to protect the Company in the conduct of its business.

12.	TERMINATION OF THE EXECUTIVE UPON DEATH OR DISABILITY.

(a)        The Employment Term shall terminate automatically upon the Executive’s death. In addition, the Company shall have the right to terminate the Employment Term upon the Disability (as defined below) of the Executive. If the Executive’s employment is terminated by the Company due to the Executive’s death or Disability, then, subject to Section 17, the Executive, his guardian or his estate, as applicable, shall be entitled to:

(i)

Salary and Benefits earned to the Termination Date (i) if by reason of Disability, the date being the 30th day after Executive’s receipt of a physician’s certification of Disability, unless before such date, the Executive shall have resumed the full time performance of the Executive’s duties, or (ii) if by reason of the Executive’s death, on the Executive’s date of death, in either case, payable within 30 days of the Termination Date;

(ii)	Continued benefits pursuant to Section 6(d); and

(iii)	Other benefits as are provided under the applicable plans and programs of the Company as then in effect.

(b)        For purposes of this Agreement, “Disability” shall mean any physical or mental disability or incapacity that renders the Executive incapable of performing his duties hereunder for a period of 180 consecutive calendar days or for shorter periods aggregating 180 calendar days during any consecutive twelve-month period.

13.	INVOLUNTARY TERMINATION WITHOUT CAUSE.

(a)        The Executive shall be deemed to have been involuntarily terminated without Cause (as defined below) if one of the following events occurs:

(i)	The Company terminates the Executive’s employment at anytime without Cause (as defined below);

(ii)	There occurs a reduction by the Company in the Executive’s responsibilities, authorities, powers and duties from the responsibilities, authorities, powers and duties exercised by the Executive just prior to such reduction but excluding such reduction effected with the Executive’s prior consent or for reasons arising out of the Executive’s gross negligence or willful misconduct;

(iii)	The Company requires the Executive to be based principally at any office or location which is outside of the Greater Boston area, unless the Executive consents to be based principally at such other office or location;

(iv)	The Company’s failure to (x) maintain the Executive’s eligibility for participation in existing benefit plans then being made available by the Company to other employees of the Company having substantially similar levels of responsibility as the Executive or (y) provide to the Executive substantially the same benefits or other perquisites then being provided or paid to the other employees of the Company having substantially similar levels of responsibility as the Executive;

(v)	There occurs a breach of this Agreement by the Company which continues for more than seven (7) business days after the Executive gives written notice to the Company, setting forth in reasonable detail the nature of such breach; or

(vi)	Causing or requiring the Executive to report to anyone other than the Chairman of the Board and/or the Board of Directors.

(b)        If the Executive’s employment is involuntarily terminated at any time without Cause (as defined below), the Executive shall be entitled to:

(i)	Salary and Benefits earned to the Termination Date;

(ii)	Continued benefits pursuant to Section 6(d); and

(iii)	Continued Salary for a period of twelve months from the Termination Date.

In addition, the then-exercisable portion of each of the Initial Option and the Performance Option shall remain exercisable for a period of one (1) year after the Termination Date.

14.	TERMINATION BY THE COMPANY FOR CAUSE.

(a)        GENERAL. The Company shall have the right to terminate the Executive’s employment for Cause, as defined in subsection (b) below, in which event, the Executive shall be entitled only to Salary and Benefits earned to the Termination Date, payable within 30 days of the Termination Date. The Board of Directors may not terminate the Executive’s employment for Cause unless the Board of Directors makes a good faith determination that the Executive’s employment should be terminated for Cause because the acts or omissions alleged to constitute Cause did in fact occur and do constitute Cause as defined in this Agreement. In addition, all exercisable Options shall expire and no longer be exercisable as of the Termination Date.

(b)        CAUSE. For purposes of this Agreement, “Cause” shall mean:

(i)	fraud, embezzlement or gross insubordination on the part of the Executive;

(ii)	conviction of or the entry of a plea of nolo contendere by the Executive to any felony or crime of moral turpitude;

(iii)	a material breach of, or the willful failure or refusal by the Executive to perform and discharge, his duties, responsibilities or obligations under this Agreement that is not corrected within 20 days following written notice thereof to the Executive by the Company, such notice to state with specificity the nature of the breach, failure or refusal; provided, that if such breach, failure or refusal cannot reasonably be corrected within 20 days of written notice thereof, correction shall be commenced by the Executive within such period and shall be corrected as soon as practicable thereafter; or

(iv)	any act of willful misconduct by the Executive which is intended to result in substantial personal enrichment of the Executive at the expense of the Company or any of its subsidiaries or affiliates.

For purposes of clause (b)(iii) or (iv), Cause shall not include anyone or more of the following:

(i)	bad judgment;

(ii)	negligence; or

(iii)	any act or omission that the Executive believed in good faith to have been in or not opposed to the interest of the Company.

15.        TERMINATION BY THE EXECUTIVE WITHOUT CAUSE. The Executive may terminate this Agreement at any time with or without cause by providing thirty (30) days’ prior written notice to the Company, in which event, the Executive shall be entitled only to Salary and Benefits earned to the Termination Date, payable within 30 days of the Termination Date, and continued benefits pursuant to Section 6(d). In addition, the then-exercisable portion of each of the Initial Option and the Performance Option shall remain exercisable for a period of one (1) year after the Termination Date.

16.	WITHHOLDING.

Anything to the contrary notwithstanding, all payments required to be made by the Company under this Agreement to the Executive, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In addition, in the event that the Company reasonably determines that it is required to make any payments of withholding taxes as a result of Executive’s receipt of any other income pursuant to the terms of this Agreement, the Company may, as a condition to such receipt, require that the Executive provide the Company with an amount of cash sufficient to enable the Company to pay such withholding taxes.

17.        COMPLIANCE WITH SECTION 409A. Subject to the provisions in this Section 17, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the Termination Date. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement.

(a)        It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Executive nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)        If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c)        If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)	Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)	Each installment of the severance payments and benefits due under this Agreement that is not described in Section 17(c)(i) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

(d)        The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 17(d), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(e)        All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

18.	LOCK-UP AGREEMENT.

In the event that the Company seeks to consummate a public offering of its securities during the Employment Term, the Executive shall execute an agreement in a form and substance satisfactory to the managing underwriter or underwriters of the Company’s securities, not to sell, pledge, contract to sell, grant any option or otherwise dispose of any shares of stock owned or acquired by the Executive for such period of time as requested by such underwriter of all other executive officers of the Company.

19.	INDEMNIFICATION.

During the Employment Term, the Company agrees to (i) indemnify the Executive in his capacity as an officer of the Company and, to the extent applicable, as an officer and director of each subsidiary of the Company, as provided in Article Eighth of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and (ii) use its best efforts to maintain in effect its director and officer liability insurance policies, providing for coverage of at least the amount in effect as of the date written above.

20.	LEGAL FEES.

The Company shall reimburse the Executive all reasonable and documented legal fees, costs and expenses incurred by the Executive in contesting or disputing any breach of this Agreement by the Company or in seeking to obtain or enforce any right or benefit provided by this Agreement; provided, however, that the Company shall have no such obligation to reimburse the Executive for such legal fees, costs and expenses if the final resolution of such matter is determined by a court of competent jurisdiction to be in the Company’s favor.

21.	ASSIGNABILITY; BINDING NATURE.

This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by, any successor, surviving or resulting company or other entity to which all or substantially all of the Company’s business and assets shall be transferred.

22.	ENTIRE AGREEMENT.

This Agreement, together with the Employee Nondisclosure and Secrecy Agreement, contains the entire agreement between the Executive and the Company (each, a “Party”) concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto, including without limitation the Prior Employment Agreement. The Prior Employment Agreement is hereby terminated and of no further force and effect.

23.	AMENDMENTS AND WAIVERS.

This Agreement may not be modified or amended except by a writing signed by both Parties. A Party may waive compliance by the other Party with any term or provision of this Agreement, or any part thereof, provided that the term or provision, or part thereof, is for the benefit of the waiving Party. Any waiver will be limited to the facts or circumstances giving rise to the noncompliance and will not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this Agreement, nor will it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

24.	NOTICE.

Any notice given under this Agreement shall be in writing and shall be deemed given when delivered personally or by courier, or five days after being mailed, certified or registered mail, duly addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently provide, in accordance with the notice and delivery provisions of this Section 24:

(a)	If to the Company:	NMT Medical, Inc.
27 Wormwood Street
Boston, MA 02210
Attn: Richard E. Davis

	with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109-1803
Attn: Michael J. LaCascia, Esq.

(b)	If to the Executive, at his address as it appears on the Company’s records.

25.	SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

26.	SURVIVORSHIP.

The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

27.	REFERENCES.

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries.

28.	GOVERNING LAW.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts without reference to the principles of conflicts of law.

29.	HEADINGS.

The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

30.	COUNTERPARTS AND FACSIMILE SIGNATURE.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

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THE UNDERSIGNED have executed this Agreement effective as of the date first written above.

COMPANY:

NMT Medical, Inc.

By:	/s/ Richard E. Davis
Richard E. Davis
Chief Operating Officer
EXECUTIVE:
/s/ Francis J. Martin
Francis J. Martin

SCHEDULE I

Vesting Schedule for Performance Option

The Performance Option to purchase 120,000 shares of Common Stock granted to the Executive on the date of this Agreement pursuant to Section 4(b) of this Agreement shall vest as follows:

Threshold Stock Price for Vesting	Portion of Stock Option Vesting
On the day on which the Average Stock Price has been equal to or greater than $4.50, but less than $9.00.	1/2 of the stock option (60,000 shares of Common Stock)
On the day on which the Average Stock Price has been equal to or greater than $9.00.	The remaining 1/2 of the stock option (60,000 shares of Common Stock)

For purposes of this Agreement, “Average Stock Price” shall mean the per share closing price of the Common Stock on the Nasdaq Global Market (or whatever successor market on which the Common Stock may then trade) for the immediately preceding 30 trading days. For purposes of clarity, to the extent that a portion of the Performance Option vests, such portion shall remain vested and exercisable in accordance with its terms and shall not be affected by subsequent changes in Average Stock Price.